Exhibit 10.7

EXECUTION VERSION

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of the 18th day of March, 2019 (the “Effective Date”), by and between BI-LO Holding, LLC, a Delaware limited liability company (the “Company”) and Elizabeth C. Thompson (the “Executive”) (each of the foregoing individually a “Party” and collectively the “Parties”).

WHEREAS, effective March 18, 2019, the Executive was appointed EVP, Chief People Officer of the Company, and the Company wishes to continue to employ the Executive and the Executive wishes to continue to be employed by the Company, in each case, on the terms and conditions set forth in this Agreement which amends and restates the terms and conditions of the Current Agreement.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.              Employment. The Company agrees to continue to employ the Executive, and the Executive agrees to continue to be employed by the Company, upon the terms and subject to the conditions of this Agreement.

2.              Term. The Executive’s employment under this Agreement has commenced on the Effective Date and shall end on the date the Executive’s employment is terminated pursuant to Section 13 hereof (the “Employment Period”). The Executive’s employment with the Company will be at-will in nature. The Executive may leave the Company, or the Company may require the Executive to leave its employ, for any reason, at any time, except as otherwise provided by law.

3.              Position. During the Employment Period, the Executive shall serve as the EVP, Chief People Officer of the Company and shall report directly to the Chief Executive Officer the Company (the “CEO”). During the Employment Period, the Executive shall also serve in such other capacities as may be reasonably requested from time to time by the CEO consistent with the Executive’s position and shall render such other services for the Company as the CEO may from time to time reasonably request and as shall be consistent with the Executive’s position and responsibilities.

4.              Commitment. During the Employment Period, the Executive shall devote their full business time, attention, skill and efforts to the faithful performance of their duties and responsibilities hereunder, and shall perform such duties and responsibilities in a diligent, trustworthy, businesslike and efficient manner for the purpose of advancing the Company. The Executive acknowledges that the Executive’s duties and responsibilities will require the Executive’s full-time business efforts and agrees that the Executive will not engage in any outside business activities, except to the extent that prior written approval has been given by the Company for other specific activities or to the extent that such other specific activities do not conflict with the Company’s interests or materially interfere with the performance of the Executive’s duties hereunder. For avoidance of doubt, the Executive may serve on the boards of civic and charitable entities and of other corporate entities with the Company’s prior written approval, and manage his own personal investments and affairs; in each case, provided that such activities do not, either individually or in the aggregate, interfere with the duties and responsibilities of his position with the Company or create a conflict of interest in relation thereto.

5.              Compensation.

(a)         Base Salary. As compensation for the services rendered hereunder, the Executive shall initially receive an annual base salary of $425,000.00 (“Base Salary”), payable in accordance with the Company’s customary payroll practices. The Base Salary shall be subject to review on an annual basis.

(b)         Annual Bonus. In addition to the Base Salary, the Executive shall be eligible to receive an annual incentive compensation bonus (“Incentive Bonus”) pursuant to the terms of the Company’s Annual Incentive Plan, as in effect from time to time, if certain budgeted performance goals of the Company are achieved. The amount of any Incentive Bonus potentially payable under this subsection (b), assuming an annual performance bonus period, shall be an amount equal to 100% of the then Base Salary if the target performance levels are achieved (the “Target Bonus”); $0 if the minimum threshold performance levels are not achieved; a payout of an amount equal to 50% of the then Base Salary if the minimum threshold performance levels are achieved; and an amount equal to 150% of the then Base Salary if the maximum performance levels are achieved. The Incentive Bonus shall be appropriately pro-rated for performance above the minimum threshold performance level and between these various levels and for any performance bonus period of less than one year. Any Incentive Bonus shall be paid to the Executive in accordance with the Company’s standard practice, subject to the Executive’s continued employment with the Company through the date of actual payment (which unless otherwise stated in Section 13, is a condition to payment hereunder).

(c)          Withholding. All compensation payable to the Executive hereunder is stated in gross amount and shall be subject to all applicable withholding taxes, other normal payroll deductions and any other amounts required by law to be withheld. The Executive shall be liable for all tax consequences, including any foreign tax consequences, of all payments made hereunder or under any other agreement between him and the Company or any affiliate thereof.

6.              Other Benefits.

(a)         Benefit Plans. During the Employment Period, the Executive and his eligible dependents shall be eligible to participate in the same employee benefit plans and programs, including health and welfare benefit programs and retirement plans, offered to other similarly situated executives of the Company and their eligible dependents, as such plans and programs are in effect from time to time. The amount, eligibility, and extent of such benefits shall be governed by the applicable plan or program.

(b)         Vacation. The Executive shall be entitled to paid vacation each calendar year in accordance with current company policy. The Executive shall make good faith efforts to schedule vacations not to unreasonably conflict with the conduct of the Company’s business and will give the Company adequate advance notice of the Executive’s planned absences. Such vacation shall be administered in accordance with the Company’s vacation policy, as in effect from time to time.

(c)          Expenses. The Executive shall be entitled to reimbursement for reasonable and necessary out-of-pocket business expenses incurred by the Executive in the ordinary course of Executives duties, subject to the Company’s then current policies with respect to travel, entertainment and other expenses, including, but not limited to, requirements with respect to reporting and documentation of such expenses.

7.              Location of Employment. The Executive shall perform the Executive’s duties under this Agreement primarily at the Company’s offices in Jacksonville, Florida; provided, however, that the Executive will be required to travel and to spend time at the Company’s other offices and locations around the country as reasonably required by the Company.

8.              Confidential Information. During the course of the Executive’s employment with the Company, the Executive will be given access to and receive Confidential Information (as defined below) regarding the business of the Company and its affiliates. For purposes of this Agreement, the term “affiliate” shall mean any direct or indirect parent, subsidiary, or other entity related in ownership through a common parent entity, at any time now or in the future.

The Executive agrees that the Confidential Information constitutes a protectable business interests of the Company and its affiliates and covenants and agrees that at all times during the Executive’s employment with the Company, and at all times following the Executive’s termination for any reason, the Executive will not, directly or indirectly, disclose any Confidential Information other than in the proper performance of his duties. Upon termination of the Executive’s employment, for any reason, the Executive shall promptly and immediately return the original and all copies of any documents, records, notebooks, computer files, flash drives, images, emails, pdf files, zip files, computer programs or disks or any other similar repositories containing Confidential Information in the possession, custody, or control of the Executive. With respect to computer or electronic files, Executive agrees to delete and/or destroy said files from any electronic devices and not retain any copies in any format.

As used in this Agreement, the term “Confidential Information” means any and all confidential, proprietary or trade secret information of the Company or an affiliate not within the public domain, whether disclosed, directly or indirectly, verbally, in writing (including electronically) or by any other means in tangible or intangible form, including that which is conceived or developed by the Executive, applicable to or in any way related to: (i) the present or future business of the Company or its affiliates; (ii) the research and development of the Company or its affiliates; or (iii) the business of any client or vendor of the Company or its affiliates. Such Confidential Information includes the following property or information of the Company or its affiliates, by way of example and without limitation, trade secrets, processes, formulas, data, program documentation, customer lists, designs, drawings, algorithms, source code, object code, know-how, improvements, inventions, licenses, techniques, all plans or strategies for marketing, development and pricing, business plans, financial statements, profit margins and all information concerning existing or potential clients, suppliers or vendors. Confidential Information of the Company also means all similar information disclosed to any member of the Company by third parties that is subject to confidentiality obligations. The Company shall not be required to advise the Executive specifically of the confidential nature of any such information, nor shall the Company be required to affix a designation of confidentiality to any tangible item, in order to establish and maintain its confidential nature. Notwithstanding the preceding to the contrary, Confidential Information shall not include general industry information or information that is publicly available or readily discernible from publicly available product or literature; information that the Executive lawfully acquires from a source other than the Company or its affiliates or any client or vendor of the Company or any of its affiliates (provided that such source is not bound by a confidentiality agreement with the Company or any of its affiliates); information that is required to be disclosed pursuant to any law, regulation, rule of any governmental body or authority, or stock exchange, or court order; or information that reflects the Executive’s own skills, knowledge, know-how and experience gained prior to employment or service and outside of any connection to or relationship with the Company or any of its affiliates. For the avoidance of doubt, nothing in this agreement prohibits the Executive from voluntarily communicating, without notice to or approval by the Company, with any state or federal government or regulatory agency about a potential violation of a state or federal law or regulation.

The Executive understands that the Defend Trade Secrets Act provides that the Executive may not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In the event that the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the trade secret to the Executive’s attorney and use the trade secret information in the court proceeding, if the Executive files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

9.              Agreement Not to Solicit Employees. The Executive agrees that without the prior written consent of the Company, during his employment by the Company and for a period of twelve (12) months following the Executive’s termination for any reason (the “Restricted Period”), the Executive shall not, directly or indirectly, solicit, recruit or hire any person who is as of the date of his termination (or was within twelve (12) months prior to the date of his termination) an employee of the Company or an affiliate (provided, however, that the foregoing provision shall not prohibit solicitations made by the Executive to the general public or general solicitations, including but not limited to job postings and/or announcements regardless of medium, to employees in the supermarket or retail grocery industry business (the “Business”)). Solicitation also does not include any updates made by Executive to his personal social media sites that do not otherwise constitute employment offers or solicitations.

10.       Non-Disparagement. The Executive shall not, while employed by the Company or at any time following the Executive’s termination for any reason, disparage the Company (or any affiliate) in any way that materially and adversely affects the goodwill, reputation or business relationships of the Company or the affiliate with the public generally, or with any of its customers, vendors or employees. While the Executive is employed by the Company or at any time thereafter, the Company shall not (and shall use its best endeavors to procure that its directors and officers, its affiliates and the respective directors and officers or such affiliates shall not) disparage the Executive in any way that materially and adversely affects him or his reputation. For the avoidance of doubt, nothing in this agreement prevents either party from voluntarily communicating with any state or federal government or regulatory agency about a violation of a state or federal law or regulation.

11.       Non-Compete.

(a)         The Executive acknowledges that the Company has spent significant time, effort and resources protecting its Confidential Information and customer goodwill. The Executive further acknowledges that the Confidential Information is of significant competitive value to the Company in the supermarket and grocery industry in which it competes, and that the use or disclosure, even if inadvertent, of such Confidential Information for the benefit of a competitor would cause significant damage to the legitimate business interests of the Company. Accordingly, in order to protect the legitimate business and customer goodwill interests of the Company, to protect that Confidential Information against inappropriate use or disclosure, and in consideration for the Executive’s employment and the benefits provided to the Executive herein, the Executive agrees that during the Restricted Period (as defined in Section 9 above) the Executive shall not, directly or indirectly (including, without limitation, as an employee, officer, director, owner, consultant, manager, or independent contractor), other than in connection with his employment by the Company:

(i)             engage in the Business (as defined in Section 9 above) anywhere in either (A) the Southeastern United States that is within one hundred (100) miles of where the Company or an affiliate engages in the Business at the time of Executive’s separation as an employee of the Company, or (B) any other location in the United States that is within one hundred (100) miles of where the Company or an affiliate is engaged in the Business at the time of Executive’s separation as an employee of the Company and the Executive was, during Executive’s employment with the Company, directly involved in the development or management of the Business at the aforesaid location outside the Southeastern United States; or

(ii)          request any present or future supplier of, distributor to or provider of products or services to the Company or an Affiliate to curtail or cancel its business with the Company or an affiliate. For purposes hereof, the “Southeastern United States” means the States of NC, SC, GA, FL, AL, MS, LA and TN. The Restricted Period shall be extended for a period equal to any time period that the Executive is in violation of this Section 11.

(b)         Nothing contained in this Section 11 shall be construed to prevent the Executive from (A) investing in the equity of any competing entity listed on a national securities exchange or traded in the over-the-counter market, but only if the Executive is not involved directly or indirectly in the management of said entity and if the Executive and the Executive’s associates (as such term is defined in Regulation 14(A) promulgated under the Securities Exchange Act of 1934, as in effect on the date hereof), collectively, do not own more than an aggregate of five percent (5%) of the equity of such entity, (B) indirectly owning securities through ownership of shares of a registered investment company or mutual fund, or (C) working for a vendor who provides goods or services to entities within the Business, but who does not itself engage in the retail grocery or supermarket business.

(c)          If a court of competent jurisdiction determines that any portion of this Section 11 is invalid or unenforceable, the remainder of this Section 11 shall be given full effect without regard to the invalid provision. If any court of final and non-appealable judgment construes any of the provisions of this Section 11, or any part thereof, to be unreasonable because of the duration, geographic location, or scope of such provision, such provision shall be deemed to be amended to cover the maximum duration, geographic location, and scope not so determined to be unreasonable.

12.       Equitable Remedies.

(a)         The Executive acknowledges and agrees that the agreements and covenants set forth in Sections 8 through 11 are reasonable and necessary for the protection of the Company’s business interests, that irreparable injury may result to the Company if the Executive breaches any of the terms of said covenants, and that in the event of the Executive’s actual or threatened breach of any such covenants, the Company will have no adequate remedy at law. The Executive accordingly agrees that, in the event of any actual or threatened breach by the Executive of any of said covenants, the Company will be entitled to seek immediate injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages. Nothing in this Section 12 will be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages that it is able to prove.

(b)         Executive acknowledges and agrees that the existence of any claim, counterclaim or cause of action that the Executive may have against the Company, whether predicated on this Agreement or otherwise, shall not constitute a complete defense to the enforcement of the covenants set forth in Sections 8 through 11 hereof.

(c)          The Company agrees that, if a court of competent jurisdiction determines that the Company breached its obligations under Section 10 of this Agreement, Executive will be entitled to immediate injunctive and other equitable relief as ordered by a court. Nothing in this Section 12 will be construed as prohibiting Executive from pursuing other remedies available to him for such breach, including the recovery of any provable damages.

(d)         In the event of any judicial determination that any of the covenants in Sections 8 through 11 are not fully enforceable, it is the intention and desire of the parties that the court treat said covenants as having been modified to the extent deemed necessary by the court to render them reasonable and enforceable, and that the court enforce them to such extent.

13.       Termination.

(a)         For Cause. The Company may immediately and at any time, subject to the below provisions, terminate the Executive’s employment for Cause upon written notice to the Executive. For purposes of this Agreement, the term “Cause” shall mean (i) a material breach of any written agreement between the Executive and the Company or any affiliate, including, without limitation, a material breach by the Executive of the Executive’s obligations under this Agreement; (ii) intentional misconduct as an officer or employee of the Company (but acts in the nature of bad business judgment shall not be considered “misconduct” for this purpose) or a material violation by the Executive of material written policies of the Company or specific written directions of the persons to whom the Executive reports and under whose direction the Executive is subject (other than any such failure resulting from the Executive’s short-term incapacity due to physical or mental illness, and provided further that if the Executive voluntarily terminates for Good Reason, such as his being unwilling to relocate more than one hundred (100) miles, this type of refusal shall not be deemed a violation of specific written directions for purposes of this clause (ii)); (iii) a breach of any fiduciary duty which the Executive owes to the Company in his capacity as an employee or officer; (iv) the conviction or plea of guilty or no contest by the Executive with respect to (A) a felony or (B) embezzlement, dishonesty, a crime involving moral turpitude, or intentional and actual fraud; (v) the habitual use of illicit drugs or other illicit substances or the abuse of licit drugs or other substances; or (vi) an unexplained absence from work for more than ten (10) consecutive days in any twelve (12) month period (vacation, reasonable personal leave, reasonable sick leave and disability excepted).

Except as provided in the following paragraph, for purposes of the above, if such circumstance is capable of being cured, “Cause” shall exist only after written notice has been delivered to the Executive describing the specified conduct at issue, with a declaration that such conduct constitutes, in the Company’s opinion, grounds for termination for Cause and describing the specific actions to be taken by the Executive to cure such conduct and either (Y) a reasonable opportunity has elapsed for the Executive to cure such conduct (which cure period shall not be more than thirty (30) days) without correcting such conduct to the reasonable satisfaction of the Board, or (Z) the Executive repeats the conduct described in such notice after receipt of such notice.

Notwithstanding the immediately preceding paragraph, the Executive’s employment will be deemed to have been terminated for Cause if it is determined subsequent to his termination of employment that grounds for termination of his employment for Cause existed at the time of his termination of employment.

If the Executive’s employment with the Company is terminated by the Company for Cause pursuant to this Section 13(a) then the Executive shall receive the then Base Salary through the effective date of termination, reimbursement for any unreimbursed business expense properly incurred and documented by the Executive in accordance with Company policy prior to the date of the Executive’s termination, and any such benefits as to which the Executive may be entitled under the Company’s employee benefit plans and programs in accordance with their terms, including without limitation, benefits under Section 6 (the amounts described in this paragraph being referred to as the “Accrued Benefits”), all payable in accordance with usual and customary payroll practices or the terms of such plans or programs, and the Company shall have no further compensation obligation hereunder with respect to the Executive.

(b)         Death or Disability. The Executive’s employment with the Company will terminate immediately upon the death of the Executive or upon written notice from the Company to the Executive in the event of the Disability (as defined below) of the Executive. “Disability” of the Executive means that the Executive has suffered a physical or mental illness, injury or infirmity that prevents the Executive from performing, with or without reasonable accommodation, in each case, in a manner consistent with applicable state and federal law, the Executive’s essential job functions for any ninety (90) days (excluding vacation and holidays) in any one hundred twenty (120) day period and the Company reasonably determines in good faith that such illness or other disability is reasonably likely to continue for at least the next following thirty (30) days.

If the Executive’s employment with the Company is terminated pursuant to this Section 13(b), the Company will pay the Executive or his designated beneficiary the Accrued Benefits accrued through such date of termination plus any earned but unpaid Annual Incentive Bonus for the previous year (preceding the year in which the termination occurs), plus an Incentive Bonus for the year of termination based upon actual performance for such year, which will be paid after the end of the Company’s fiscal year at the normal time such bonuses are paid, and which shall not be prorated notwithstanding the Executive’s termination prior to the conclusion of the fiscal year. The Company shall have no further compensation obligation hereunder with respect to the Executive.

(c)          Without Cause or For Good Reason. The Company may elect to terminate the Executive’s employment hereunder without Cause (and not by reason of the Executive’s death or Disability) upon written notice to the Executive or the Executive may elect to terminate his employment hereunder by resigning for Good Reason (as defined below) in accordance with the following provisions. “Good Reason” shall be deemed to exist if, without the Executive’s prior written consent: (i) there is a material diminution in title and/or duties, responsibilities, or authority, or reporting relationship of the Executive to whom the Executive reports and under whose direction the Executive is subject (in this case in the event that the Executive shall no longer report to the Board); (ii) the Company requires the Executive to move from Jacksonville, Florida to another location of the Company or any affiliate, and the distance between the Executive’s current residence and new job site is at least one hundred (100) miles greater than the distance between the Executive’s current residence and former job site;

(iii) there is a failure or refusal or default by the Company to perform any material obligation under this Agreement, or any other written agreement between the Executive and the Company, including without limitation, a material failure by the Company to comply with the provisions regarding salary, incentive compensation, the MIP, business expense reimbursement and benefits; or (iv) there is a diminution in the Base Salary accorded to the Executive in excess of five percent (5%) of the Base Salary then in effect.

In each such case of Good Reason, the Executive shall provide the Company with written notice of the grounds for a Good Reason termination, and the Company shall have a period of thirty (30) days to cure after receipt of the written notice. Resignation by the Executive following Company’s cure or before the expiration of the 30-day cure period shall constitute a voluntary resignation pursuant to Section 13(d) and not a termination or resignation for Good Reason. If the alleged Good Reason event has not been cured at the end of the cure period, the Executive’s termination of employment for Good Reason will be effective on the first day following the last day of the 30-day cure period, provided that the Executive terminates employment within sixty (60) days of the end of the cure period. If the Executive terminates after such 60-day period, such termination shall constitute a voluntary resignation under Section 13(d) and not a termination for Good Reason.

If the Executive’s employment is terminated pursuant to this Section 13(c), then, subject to Sections 13(f) and 15, the Executive shall be entitled to the Accrued Benefits accrued through the effective date of such termination plus any earned but unpaid Incentive Bonus for the previous year (preceding the year in which the termination occurs), plus a prorated Incentive Bonus for the year of termination, based upon actual performance for such year, which will be paid after the end of the Company’s fiscal year at the normal time such bonuses are paid. Additionally, the Company shall pay the Executive an amount equal to two hundred percent (200%) of the sum of (i) the Executive’s then Base Salary plus (ii) the Executive’s then Target Bonus (the “Severance Payment”), which shall be payable in equal monthly installments during the Company’s regular payroll periods during the twelve (12) months after such termination.

In addition, the Company will provide the Executive with COBRA coverage plus any additional healthcare continuation coverage necessary to equal a total of twenty-four (24) months following the Executive’s termination of employment, all at the same level and with the same subsidy by the Company as was provided to the Executive and/or spouse and covered dependents immediately prior to such termination of employment, but in all events, only for so long as the Executive is not eligible for materially comparable coverage under any other employer’s group health plan, as determined in the Company’s discretion. The Executive shall be obligated to notify the Company whenever he becomes eligible for any other employer group health plan coverage (whether or not he elects such coverage).

Except for the payments set forth in this Section 13(c), if the Executive’s employment is terminated pursuant to this Section 13(c), the Company shall have no further compensation obligation hereunder with respect to the Executive.

Notwithstanding the above, if the Executive’s termination under this Section 13(c) is within twenty-four (24) months after a “Change of Control” (as defined below), the Severance Payment described above shall be paid in a single lump sum payment within ten (10) business days after such termination (or such later time as may be required under Section 409A).

“Change of Control” means (i) the Company is converted, merged, consolidated or reorganized into or with another corporation or other legal person and, immediately after such conversion, merger, consolidation, or reorganization, less than a majority of the combined voting power of the then-outstanding equity securities of such corporation or other legal person immediately after such transaction are held in the aggregate by the holders of voting equity securities of the Company immediately prior to such transaction; (ii) (A) the members of the Company sell, transfer or exchange more than 50% of the combined voting power of the then-outstanding equity securities of the Company to an unrelated third party, or (B) the Company or its subsidiaries sell, transfer or exchange more than 50% in value of their aggregate assets to any other entity or other legal person, and less than a majority of the combined voting power of the then-outstanding equity securities of such entity or person immediately after such sale are held in the aggregate by the holders of voting securities of the Company immediately prior to such sale; or (iii) a firm commitment underwritten public offering that is registered under the Securities Act of 1933 (a “Public Offering”), as amended, of the equity interests of the Company, a subsidiary or a respective successor entity where either (A) the members’ interest in the voting securities of the Company, subsidiary or a respective successor entity, as applicable, is reduced to below 50% as a result of such Public Offering or (B) the Company determines, in its sole and absolute discretion, that such Public Offering constitutes a Change of Control for purposes of this Agreement. Notwithstanding the foregoing, the Restructuring shall not constitute a “Change of Control.”

(d)         Voluntary Resignation without Good Reason. The Executive may voluntarily terminate the Executive’s employment with the Company without Good Reason at any time upon written notice to the CEO, in which event the Executive shall be entitled to the Accrued Benefits accrued through the effective date of such termination and the Company shall have no further compensation obligation hereunder with respect to the Executive.

(e)          Notwithstanding the foregoing, the Company shall not be obligated to make any payments under this Section 13, other than the Accrued Benefits, effective after the date the Executive first materially violates the restrictive covenants set forth in Sections 8 through 11 of this Agreement.

(f)           Release. Notwithstanding anything to the contrary herein, except for the Accrued Rights, no payments shall be due under this Section 13 unless, within sixty (60) days following the date of termination, the Executive shall have executed a general release and waiver of certain claims against the Company and its affiliates relating to the Executive’s employment with the Company and the termination thereof, in a form approved by the Company, and substantially similar to the form attached hereto as Exhibit A and which form shall not require the release of the Executive’s rights of indemnification, and any revocation period thereunder shall have elapsed. To the extent any payments under this Section 13 constitute nonqualified deferred compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and the sixty (60) day period referred to above spans two calendar years, then the payment of amounts due under this Section 13 (except for the Accrued Benefits) shall be made in the later calendar year.

14.       Clawback. If the Executive has committed fraud, embezzlement, a felony or a misdemeanor involving dishonesty, in each case that relates to the Company (“Misconduct”), or if the Company’s financial statements are restated as a result of an audit by a nationally recognized auditing firm and the Executive’s Incentive Bonus or other compensation, employee benefit or vesting was based upon such financial statements, then the Board shall have the right to (i) require reimbursement of any Incentive Bonus or other compensation, benefit or award paid to the Executive within two (2) years of any such restatement as a result of such financial statements that were restated (to the extent that the Executive received a larger Incentive Bonus or other compensation, benefit or award than he otherwise would have received absent the incorrect financial statements); (ii) reinstatement of risk of forfeiture and vesting schedule of any compensation, benefit or award that was vested based on such incorrect financial statements (and recoupment of any gains already realized if such awards or benefits were sold, transferred, disposed of, paid out, or otherwise reduced to cash); (iii) require recoupment of any Incentive Bonus or other compensation, benefit or award paid within two (2) years of any such Misconduct (but only to the extent such Misconduct resulted in an excess benefit or unjust enrichment to the Executive or resulted in damages or costs and expenses to the Company or an affiliate), (iv) forfeit any vested or unvested compensation, benefits or awards previously granted to the Executive within two (2) years of any such Misconduct (but only to the extent such Misconduct resulted in an excess benefit or unjust enrichment to the Executive or resulted in damages or costs and expenses to the Company or an affiliate), and/or (v) recoup any gains the Executive has previously realized from any such Incentive Bonus or other compensation, benefit or award within two (2) years of any such Misconduct (but only to the extent such Misconduct resulted in an excess benefit or unjust enrichment to the Executive or resulted in damages or costs and expenses to the Company or an affiliate). Nothing contained in this Section 14 shall be construed to restrict or otherwise limit the Company’s right to pursue any remedies available at law or in equity.

Conversely, if the above-described financial statement restatements would result in an increase in the Executive’s Incentive Bonus, then, in the absence of any Misconduct, the Board in its reasonable good faith shall redetermine such Incentive Bonus, based on the revised financial statements.

15.       Binding Arbitration.

(a)         Generally. The Executive and the Company agree that any controversy or claim arising out of or relating to this Agreement, the employment relationship between the Executive and the Company, or the termination thereof, including the arbitrability of any controversy or claim, which cannot be settled by mutual agreement will be finally settled by binding arbitration in accordance with the Expedited Arbitration Procedures of Judicial Arbitration & Mediation Service, Inc. (“JAMS”), as set forth in Section 16.1 et seq. of the JAMS rules, or any successor provision thereto, as follows: Any Party aggrieved will deliver a notice to the other Party setting forth the specific points in dispute. Any points remaining in dispute twenty (20) days after the giving of such notice may, upon ten (10) days’ notice to the other party, be submitted to JAMS arbitration conducted before a single neutral arbitrator in Jacksonville, Florida. The arbitrator shall be appointed by agreement of the parties hereto or, if no agreement can be reached, by JAMS. The arbitrator may enter a default decision against any Party who fails to participate in the arbitration proceedings. Notwithstanding the foregoing, a Party who seeks equitable relief, including injunctive relief, shall not be obligated to utilize the arbitration proceedings required hereunder and instead may seek such relief in any state or federal court sitting in Florida.

(b)         Binding Effect. The decision of the arbitrator on the points in dispute will be final, unappealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof. The arbitrator shall only be authorized to interpret the provisions of this Agreement, and shall not amend, change or add to any such provisions. The Parties agree that this provision has been adopted by the Parties to rapidly and inexpensively resolve any disputes between them and that this provision will be grounds for dismissal of any court action commenced by either Party with respect to this Agreement, other than post-arbitration actions seeking to enforce an arbitration award or proceedings seeking equitable relief as permitted under this Agreement. In the event that any court determines that this arbitration procedure is not binding, or otherwise allows any litigation regarding a dispute, claim, or controversy covered by this Agreement to proceed, the Parties hereto hereby waive any and all right to a trial by jury in or with respect to such litigation.

(c)          Fees and Expenses. Except as otherwise provided in this Agreement or by applicable law, the arbitrator will be authorized to apportion its fees and expenses as the arbitrator deems appropriate and the arbitrator will be authorized to award the prevailing party its fees and expenses (including attorneys’ fees).

(d)         Confidentiality. The Parties and the arbitrator will keep confidential, and will not disclose to any person, except the parties’ advisors and legal representatives, or as may be required by law, the existence of any controversy under this Section 15, the referral of any such controversy to arbitration or the status or resolution thereof.

(e)          Waiver. The Executive acknowledges that arbitration pursuant to this Agreement includes all controversies or claims of any kind (e.g., whether in contract or in tort, statutory or common law, legal or equitable) now existing or hereafter arising under any federal, state, local or foreign law, including, but not limited to, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil

Rights Act of 1866, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Americans With Disabilities Act and all similar federal, state and local laws, and the Executive hereby waives all rights thereunder to have a judicial tribunal and/or a jury determine such claims.

(f)           Acknowledgment. The Executive acknowledges that before agreeing to participate in this Agreement, the Executive has had the opportunity to consult with any attorney or other advisor of the Executive’s choice, and that this provision constitutes advice from the Company to do so if the Executive chooses. The Executive further acknowledges that the Executive has agreed to enter into this Agreement of the Executive’s own free will, and that no promises or representations have been made to the Executive by any person to induce the Executive to enter into this Agreement other than the express terms set forth herein. The Executive further acknowledges that the Executive has read this Agreement and understands all of its terms, including the waiver of rights set forth in this Section 15.

16.       D&O Insurance. The Company shall cover the Executive under directors and officers liability insurance both during and, while potential liability exists, after the term of this Agreement in the same amount and to the same extent as the Company covers its other active officers and directors. The foregoing obligations shall survive the termination of the Executive’s employment with the Company.

17.       Section 409A of the Internal Revenue Code. Notwithstanding anything contained in this Agreement to the contrary, to the maximum extent permitted by applicable law, amounts payable to the Executive pursuant to Section 13 are intended to be made in reliance upon Treas. Reg. § 1.409A-1(b)(4) (short-term deferral). No amounts payable under this Agreement upon the Executive’s termination of employment shall be payable unless the Executive’s termination of employment constitutes a “separation from service” within the meaning of Treas. Reg. § 1.409A-1(h). Furthermore, if the Executive is a Specified Employee (as defined for purposes of Section 409A), with respect to any amount or benefit payable or due by reason of a separation from service that constitutes nonqualified deferred compensation within the meaning of Section 409A (after taking into account all applicable exemptions), such amounts or benefits shall not commence until after the end of the six continuous month period following the date of the Executive’s separation from service, in which case, all payments and benefits delayed pursuant to this section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump-sum cash payment on the first day of the seventh month following the date of the Executive’s separation from service. The Company and the Executive intend that their exercise of authority or discretion under this Agreement shall comply with Section 409A. If any provision of this Agreement does not satisfy the requirements of Section 409A, such provision shall nevertheless be applied in a manner consistent with those requirements. In no event whatsoever shall the Company be liable for any tax, interest or penalties that may be imposed on the Executive under Section 409A. Notwithstanding the foregoing, no particular tax result for the Executive with respect to any income recognized by the Executive in connection with this Agreement is guaranteed. Neither the Company not any of its affiliates shall have any obligation to indemnify or otherwise hold the Executive harmless from any or all such taxes, interest, or penalties, or liability for any damages related thereto. The Executive acknowledges that he has been advised to obtain independent legal, tax or other counsel in connection with Section 409A. Each payment under this Agreement is intended to be a “separate payment” and not a series of payments for purposes of Section 409A. Any payments or reimbursements of any expenses provided for under this Agreement shall be made in accordance with Treas. Reg. § 1.409A-3(i)(1)(iv). With respect to reimbursements or in-kind benefits provided under this Agreement: (a) the Company will not provide for cash in lieu of a right to reimbursement or in-kind benefits to which the Executive has a right under this Agreement, (b) any reimbursement or provision of in-kind benefits made during the Executive’s lifetime (or such shorter period prescribed by a specific provision of this Agreement) shall be made not later than December 31st of the year following the year in which the Executive incurs the expense, and (c) in no event will the amount of expenses so reimbursed, or in-kind benefits provided, by the Company in one year affect the amount of expenses eligible for reimbursement or in-kind benefits to be provided, in any other taxable year.

18.       Effect of Prior Agreements. This Agreement contains the entire understanding between the Company and the Executive relating to the subject matter hereof and supersedes any prior agreement, negotiations, arrangement or understanding between the Executive and the Company.

19.       Modification and Waiver. This Agreement may not be modified or amended except by an instrument in writing signed by the Parties. No term or condition of this Agreement will be deemed to have been waived, except by written instrument of the party charged with such waiver. No such written waiver will be deemed to be a continuing waiver unless specifically stated therein, and each such waiver will operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

20.       Severability. If, for any reason, any provision of this Agreement is held invalid, such invalidity will not affect any other provision of this Agreement, and each provision will to the full extent consistent with law continue in full force and effect. If any provision of this Agreement is held invalid in part, such invalidity will in no way affect the rest of such provision, and the rest of such provision, together with all other provisions of this Agreement, will, to the full extent consistent with law, continue in full force and effect.

21.       Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the Legal Department or to such other address as any Party may specify by notice to the other actually received.

22.       Headings and Sections. The headings and other captions in this Agreement are included solely for convenience of reference and will not control the meaning and interpretation of any provision of this Agreement. Unless the context requires otherwise, references to Sections refer to sections of this Agreement.

23.       Governing Law and Jurisdiction. This Agreement has been executed in the State of Florida, and its validity, interpretation, performance, and enforcement will be governed by the laws of such state, without regard to the conflict of laws principles thereof. Except as provided in Section 15 hereof, the Company and the Executive hereby consent and submit to the personal jurisdiction and venue of any state or federal court located in Florida for resolution of any and all claims, causes of action or disputes arising out of or related to this Agreement.

24.       Assignment. The Executive may not assign this Agreement, and any attempted assignment shall be null and void. The Company may assign any of its rights or obligations under this Agreement to any person, business, or entity, but such assignment shall not waive, diminish or impair the Company’s obligations hereunder unless properly assigned to a successor entity. This Agreement shall be binding upon and inure to the benefit of the Company’s successors and assigns and to the Executive’s beneficiaries, estate or other legal representatives. In the event of the Executive’s death or judicial determination of incompetency, references herein to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

25.       No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any person.

26.       Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

[Signature Page follows.]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has signed this Agreement, effective as of the date first set forth above.

Company:
BI-LO Holding, LLC

By:	/s/ Anthony Hucker
Name:
Title:

Executive:
Elizabeth C. Thompson

/s/ Elizabeth C. Thompson
Date:	3-19-19

[Signature Page to Employment Agreement.]